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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                             PERIPHONICS CORPORATION
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                                (Name of Issuer)
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                                  Common Stock
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                         (Title of Class of Securities)
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                                  7145005 10 5
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                                 (CUSIP Number)



     Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

-----------------------------                ----------------------------------

CUSIP No.   7145005 10 5                     Page  2  of  5  Pages
-----------------------------                ----------------------------------

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    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Richard A. Daniels
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)

                                                                 (b)

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    3        SEC USE ONLY
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    4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      USA
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      NUMBER OF              5        SOLE VOTING POWER
        SHARES
     BENEFICIALLY                     489,498
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
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                             6        SHARED VOTING POWER

                                          0
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                             7        SOLE DISPOSITIVE POWER

                                         489,498
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                             8        SHARED DISPOSITIVE POWER

                                          0
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     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   489,498
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     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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     11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   3.64%
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     12 TYPE OF REPORTING PERSON*

                    IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                AMENDMENT NO. __
                                       TO
                                  SCHEDULE 13G

     Item 1(a). Name of Issuer:

                  Periphonics Corporation

     Item 1(b). Address of Issuer's Principal Executive Offices:

                  4000 Veterans Memorial Highway
                  Bohemia, New York 11716

     Item 2(a). Name of Person Filing:

                  Richard A. Daniels

     Item 2(b). Address of Principal Business Office or, if None, Residence:

                  4000 Veterans Memorial Highway
                  Bohemia, New York 11716

     Item 2(c). Citizenship:

                  USA

     Item 2(d). Title of Class of Securities:

                  Common Stock

     Item 2(e). CUSIP Number:

                  7145005 10 5



     Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:



     Item 4. Ownership.

  As of [December 31, 1997]:

                  (a)      Amount beneficially owned:                  489,498*

                  (b)      Percent of class:                  3.64%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                         489,498*

                           (ii)     Shared power to vote or direct the vote:

                                         0

                           (iii)    Sole power to dispose or direct the
                                    disposition of:

                                            489,498*

                           (iv) Shared power to dispose or direct the disposition of:

                                             0

     Item 5. Ownership of Five Percent or Less of a Class.

     Filing is made to report that Richard Daniel's beneficial ownership no longer exceeds 5%.

     Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being reported on by the Parent Holding Company.

                  Not applicable.

     Item 8. Identification and Classification of Members of the Group.

                  Not applicable.

     Item 9. Notice of Dissolution of Group.

                  Not applicable.

     Item 10. Certification.

                  Not applicable.

     *414,152 of shares are held in a Grantor Retained Annuity Trust for the benefit of Mr. Daniels' children of which he is the sole trustee and 75,346 shares are held in an individual account.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                                     /s/Richard Daniels
                                     ------------------------------
                                     Richard Daniels